EXHIBIT 3(i)

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

It is hereby certified that:

1.        The name of the corporation (hereinafter called the "Company") is TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

2.        The certificate of incorporation, as amended, of the Company authorizes the issuance of 25,000,000 shares of preferred stock of a par value of $0.0001 each and expressly vests in the board of directors of the Company ( the “Board of Directors”), the authority provided therein to issue any or all of said shares in one or more series, and by resolution or resolutions, to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.

3.        The Board of Directors, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of preferred stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the certificate of incorporation, as amended, of the Company, there hereby is created, out of the 25,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), of the Company authorized by Article Fourth of the certificate of incorporation, as amended, a series of the Preferred Stock consisting of 25,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to any following powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions, set forth in the certificate of incorporation which are applicable to the Preferred Stock):

1.	Designation. This series of Preferred Stock shall be designated "Series A Preferred Stock."

2.	Dividends.

(a)       General. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends on each share of Series A Preferred Stock at the same rate as the holders of shares of the Company’s common stock. No payments of dividends or deferred dividends shall be made if the Company is in default of its senior lending agreement, if any, or if such payment causes an event of default under the senior lending agreement, if any senior lending agreement is hereafter made.

(b)      Dividends Priority. Unless all dividends shall be declared and paid in cash in full on all outstanding shares of Series A Preferred Stock, no dividends shall be declared or paid on, and no assets shall be distributed or set apart for, any shares of Junior Stock (as defined below) other than distributions of dividends in shares of the same class and series of Junior Stock to the holders of Junior Stock in respect of which such distribution is made.

(c)       Junior Stock. “Junior Stock” shall mean (i) each class of the Company’s common stock, par value $.0001 per share (“Common Stock”), and (ii) each other class or series of the Company’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series shall rank senior to or on a parity with shares of the Series A Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Company.

3.        Liquidation Rights. Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, for each share of Series A Preferred Stock, cash in an amount equal to the original issuance price of such share of Series A Preferred Stock (the "Liquidation Value") plus an amount equal to all accumulated but unpaid dividends per share (whether or not declared) before any payment or distribution shall be made on Junior Stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Company which by its terms is senior to the Series A Preferred Stock. After the payment in cash to the holders of shares of Series A Preferred Stock of the full preferential amounts set forth above, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company. If the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock, upon any liquidation, dissolution or winding-up of the Company, are insufficient to pay the full preferential amount to which the holders of Series A Preferred Stock are entitled, then the holders of Series A Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock were entitled were paid in full.

4.	Conversion Rights.

(a)      Conversion, Per Share Conversion Price. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 4(b), without the payment of additional consideration, into one share of the Company's Common Stock (as such amount may be adjusted from time to time pursuant to Section 5, the "Per Share Conversion Price"):

(b)       Conversion Procedures. The optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) may be effected by a holder of record thereof by making written demand for such conversion (a "Conversion Demand") upon the Company at its principal executive offices setting forth therein: (i) the number of shares to be converted; (ii) the certificate or certificates representing such shares; and (iii) the proposed date of such conversion, which shall be a business day not less than 15 nor more than 30 days after the date of such Conversion Demand (the "Conversion Date"). Within five days of receipt of the Conversion Demand, the Company shall give written notice (a "Conversion Notice") to such holder setting forth therein: (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be indorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such indorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand. On or before the Conversion Date, the holder of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly indorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such holder, or its nominee, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. Upon surrender of certificates of Series A Preferred Stock to be converted in part, the Company shall issue a balance certificate representing the number of full shares of Series A Preferred Stock not so converted.

(c)      Reservation of Common Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(d)      Effect of Conversion. All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Conversion Date, (i) no such share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

(e)      Upon conversion, exchange or other transaction with the Company of more than 50% of the originally issued Series A Preferred Stock, such that less than 50% of the originally issued Series A Preferred Stock becomes outstanding at any time, the remaining outstanding Series A Preferred Stock shall automatically convert at the rate set forth in Section 4(a), without any further act required of the holder of such preferred stock.

5.	Adjustment of Per Share Conversion Price.

(a)      Adjustment in the Event of Stock Splits, Dividends, Subdivisions, Etc. In case the Company, at any time or from time to time after the date hereof, shall increase the number of Fully Diluted Shares of Common Stock (as defined below) by virtue of or in connection with:

(i)	any dividend on the Common Stock; or

(ii)       any stock split or other subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification other than by payment of a dividend in Common Stock);

then the Per Share Conversion Price shall be adjusted, concurrently with such increase, to a Per Share Conversion Price that would entitle the holder of such share to receive on conversion thereof the same percentage of the Fully Diluted Shares of Common Stock that such holder would have received on conversion thereof immediately prior to such increase.

(b)       Adjustments for Combinations, etc. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), the Per Share Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(c)       "Fully Diluted Shares of Common Stock". The term "Fully Diluted Shares of Common Stock" means the number of shares of Common Stock after giving effect to the issuance of the shares of Common Stock issuable in respect of the Series A Preferred Stock upon conversion thereof and all shares of Common Stock issuable in respect of any and all other shares, warrants, options and other securities that are convertible, exchangeable or exercisable for shares of Common Stock.

6.	Changes in Capital Stock.

(a)       In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization) in which previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company (other than by subdivision of its outstanding shares of Common Stock by reason of which an adjustment to the Per Share Conversion Price is made under Section 5(a)) or Common Stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the "Transaction"), then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that each holder of a share of Series A Preferred Stock, upon the conversion thereof, at any time on or after the consummation of the Transaction, shall be entitled to receive, and such shares of Series A Preferred Stock shall thereafter represent the right to receive, in lieu of the Common Stock or other securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a shareholder upon the consummation of the Transaction if such holder had converted those shares of Series A Preferred Stock immediately prior thereto.

(b)       Notwithstanding anything contained herein to the contrary, the Company shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Company) that may be required to deliver any securities, cash or other property upon the conversion of shares of Series A Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holders of a majority of the outstanding shares of Series A Preferred Stock, the obligation to deliver to such holder such securities, cash or other property as to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to the holder of the shares of Series A Preferred Stock an opinion of counsel for such corporation or entity, satisfactory to the holders, which opinion shall state that the shares of Series A Preferred Stock and the provisions of this certificate of designation, including, without limitation, the conversion provisions, shall thereafter continue in full force and effect and shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as such holder may reasonably request.

7.        Report or Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of a share of Series A Preferred Stock, the Company at its expense will promptly deliver a certificate of the Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this certificate of designation. The Company shall also cause independent certified public accountants of recognized national standing (which shall be deemed to include the regular auditors of the Company) selected by the Company to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Company will forthwith (and in any event not later than 30 days following the occurrence of the event requiring such adjustment) furnish a copy of each such report to each holder, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Per Share Conversion Price at the time in effect and showing how it was calculated. The Company will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by each holder or any prospective purchaser of shares of Series A Preferred Stock designated by the holder thereof.

8.	Notices of Corporate Action. In the event of:

(i)       any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)       any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company and any other person or any transfer of all or substantially all the assets of the Company to any other person; or

(iii)       any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iv)       any plan or proposal by the Company to register shares of the Common Stock with the Securities and Exchange Commission;

the Company will deliver to the holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up or (z) the date or expected date of the filing of the initial registration statement with respect to such shares of Common Stock. Such notice shall be furnished at least 30 days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Company is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 8, or the Company's securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each holder of a share of Series A Preferred Stock simultaneously with the notice provided to the Company's stockholders.

9.        Voting Rights. The holders of shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings in accordance with the Company’s bylaws, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to or required to be submitted to the stockholders for a vote, together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series A Preferred Stock entitled to three votes for each share of Common Stock issuable upon conversion of the Series A Preferred Stock as of the record date of such vote.

For so long as at least 50% of the Series A Preferred Stock originally issued pursuant to the Securities Purchase Agreement dated as of December 2007 by and between the Company and Esterna Ltd., remain outstanding, the holders of the outstanding Series A Preferred Stock shall have the exclusive right to elect a majority of the Company’s board of directors. Such directors may only be removed and may be removed from time to time by the holders of the Series A Preferred Stock.

Except as required by law, the holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis on all matters in which the holders of Common Stock are entitled to vote, including the election of directors.

10.       Consents Required of the holders of Series A Preferred Stock. In addition to the voting rights described in Section 9, for so long as at least 50% of the aggregate number of originally-issued shares of Series A Preferred Stock remain outstanding, consent of the holders of at least 66 2/3 % of then outstanding shares of the Series A Preferred Stock voting together as a class shall be required for: (i) any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking on par with the Series A Preferred Stock with respect to redemption, voting, dividends, or upon liquidation, (ii) the amendment, alteration or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (iii) the declaration or payment of any dividend or distribution on any securities of the Company other than the Series A Preferred Stock pursuant to and in accordance with the provisions of this Certificate of Designation for the Series A Preferred Stock, or the authorization of the repurchase of any securities of the Company, (iv) the approval of any event described under Section 3 "Liquidation Preferences" above, (v) the carrying on by the Company of any business other than the business of the Company similar to the business conducted by the Company or any affiliate to date, (vi) the creation (through reclassification, issuance or otherwise) any shares of preferred stock (regardless of rights, privileges, powers or preferences; (vii) the issuance of any additional shares of preferred stock other than the shares of Series A Preferred Stock sold pursuant to the Securities Purchase Agreement; (viii) the merger or consolidation into or with any other entity (other than a merger or consolidation where the Company is the survivor or continuing corporation of such merger or consolidation and the Company’s stockholders as constituted immediately prior to such merger or consolidation will, immediately after such merger or consolidation hold a majority of the voting power of the Company), sell all or substantially all of the Company’s assets or effect a liquidation of the assets of the Company; (ix) the entering into, directly or indirectly, or permitting of any Subsidiary to enter into, directly or indirectly, any debt or lease transaction where the aggregate value of any such transaction exceeds $1 million; (x) changing the size of, or election procedure of, the Company’s Board of Directors; (xi) increasing the number of shares reserved under any plan adopted by the Company for issuance of equity to employees, non-employee directors and consultants; (xii) entering into or permitting any sale, transfer, assignment, conveyance, lease or other disposition or any series of related dispositions of any assets, business or operations of the Company or any of its Subsidiaries, where the value of the assets, business or operations so disposed during the immediately preceding 12 months exceeds the lesser of (A) $1 million or (B) 10% of the Company's total consolidated assets; provided, however, that such restriction shall not apply to inventory sales and other sales in the ordinary course of business; (xiii) entering into or permitting any Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliates, directors, officers, employees or stockholders of the Company or any Subsidiary where the aggregate value of any such transaction exceeds $25,000; (xiv) entering into or permitting any sale, transfer, encumbrance, other disposition or any series of related dispositions of any key technology or intangible, license or otherwise transfer the rights to technology or Intangibles necessary or material to its operations; (xv) hiring, terminating or replacing the Company’s Chief Executive Officer, Chief Technology Officer, Chief Financial Officer or President or any person performing functions equivalent to those of such offices; or (xvi) engaging in any transaction that is material or could reasonably be expected to be a material matter to the assets or operations of the Company.

Notwithstanding anything to the contrary contained in this certificate, the Board from time to time without a vote of the holders of the shares of Series A Preferred Stock, may increase/decrease the number of shares of Common Stock outstanding pursuant to stock splits or combinations affecting all then outstanding shares of Common Stock, subject to shareholder approval of the holders of the Common Stock, if required under applicable law.

11.       Restrictions on Transfer. Each certificate representing shares of Series A Preferred Stock and each certificate representing shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES ACQUIRED UPON THE CONVERSION OF THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE

TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW."

12.       Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company as of this 21th day of December, 2007.

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By:	/s/ Dmitry Vilbaum
Name:	Dmitry Vilbaum
Title:	President

9